                                  EXHIBIT 10.1

                      AMENDMENT TO THE LICENSE AGREEMENT BY
                AND BETWEEN MSO IP HOLDINGS AND KMART CORPORATION

NOTE: CERTAIN MATERIAL HAS BEEN OMITTED FROM THIS AGREEMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2. THE LOCATIONS OF THESE OMISSIONS ARE INDICATED THROUGHOUT THE AGREEMENT BY THE FOLLOWING MARKINGS:
[ * * * ].

                                    AMENDMENT

      Reference is made to the license agreement (the "Agreement") dated as of June 21, 2001 by and between MSO IP Holdings, Inc., a California corporation ("MSO"), and Kmart Corporation, a Michigan corporation. Whereas, the parties have now agreed to extend the Term of the Agreement and to modify certain terms and conditions contained therein; for good and valuable consideration the sufficiency of which is hereby acknowledged by the parties hereto, the parties hereby agree to amend the Agreement as follows (this document shall be referred to hereafter as the "Amendment"):

1. Unless otherwise defined in this Amendment, all defined terms used herein shall have the same meaning as in the Agreement.

2. In Paragraph I of the Agreement, the following language shall be added in Line 12 after the words "its Kmart stores.":

      [ * * * ]

3.    The following new Paragraph I(1) shall be added to the Agreement:

      [ * * * ]

4.    In Line 18 of Paragraph II(3) the following shall be inserted:

            "The parties hereby agree to add the following Additional Products to this Agreement on a non-exclusive basis: rugs, ready-to-assemble furniture and bath fixtures, as more specifically set forth in
            Schedule I(e) attached hereto. Notwithstanding the other terms and conditions of this Paragraph II(3), solely with regard to these particular categories of Additional Products there shall be no separate additional Minimum Royalty Amounts payable and royalties earned (at the rate specified in Schedule IV) from Sales of such Additional Products in Schedule I(e) shall count toward meeting or exceeding the Minimum Royalty Amounts in the particular year of sale. It is understood that Sales of any other products in the same product categories as those set forth on Schedule I(e) that the parties mutually agree to include under this Agreement shall be automatically added to Schedule I(e) and all royalties so earned in connection with such products shall also count toward meeting or exceeding the Minimum Royalty Amounts as described above."

5.    "Ready-to-assemble furniture" and "Area rugs" shall be deleted from
      Schedule II(3) of the Agreement.

6. The following language shall be added in the last line of Paragraph II(3) after the words "cameras or jewelry":

                  [ * * * ]

7.    Schedule IV to the Agreement shall be deleted in its entirety and the new
      Schedule IV attached to this Amendment shall be inserted in its place.



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8.    The following subparagraph 9 shall be added to Paragraph VI:

            "(9) Kmart shall have the right, but not the obligation, to hire a brand manager to work with MSO in connection with the development, creation, production and advertising of the Licensed Products, and in the event Kmart does hire a brand manager, then MSO shall cooperate and work with such person."

9. Paragraph V(2) of the Agreement shall be deleted in its entirety and the following shall be inserted in its place:

            "When Kmart delivers the Quarterly Reports to MSO, Kmart shall also pay to MSO the royalties due and owing for the corresponding quarter and, if applicable, any Aggregate Shortfall. These payments shall be made by wire transfer to a bank account designated by MSO unless it is not practicable for Kmart to utilize such method, in which event payment shall be made by check to MSO. Additionally, Schedule V(2) hereto sets forth certain guaranteed royalty amounts as of each January 31 of the Term commencing on January 31, 2002 ("Minimum Royalty Amounts") which may give rise to increases in royalty payments otherwise payable as set forth below. In the event that the amount of Kmart's total royalty payments on the Sale of Licensed Products ("Earned Royalties") for each twelve month period ending January 31 are less than the applicable Minimum Royalty Amount for the same period, Kmart shall pay the difference between such amount and the Minimum Royalty Amount (the "Aggregate Shortfall"). If Kmart has paid any Aggregate Shortfall to MSO at any time from February 1, 2004 through January 31 2008 pursuant to this Paragraph V(2) ("Aggregate Shortfall Payments"), then Kmart shall be entitled to recoup the amount of such Aggregate Shortfall Payments, up to the aggregate credit of ten million dollars ($10,000,000), as a credit against 25% of any royalties earned in excess of the Minimum Royalty Amounts set forth in Schedule V(2) for the period ending January 31, 2009 and/or the period ending January 31, 2010 subject to the following limitation:

                  For the period from (i) February 1, 2004 through January 31, 2005, such credit shall not exceed three million and seven hundred and fifty thousand dollars ($3,750,000) for such period, (ii) February 1, 2005 through January 31, 2005, such credit shall not exceed three million and seven hundred and fifty thousand dollars ($3,750,000) for such period, (iii) February 1, 2006 through January 31, 2007, such credit shall not exceed two million and five hundred thousand dollars ($2,500,000) for such period, and (iv) February 1, 2007 through January 31, 2008, such credit shall not exceed two million five hundred thousand dollars ($2,500,000) for such period. For the purpose of clarity, the aggregate credit under
                  (i) - (iv) above shall not exceed ten million dollars ($10,000,000).

            Notwithstanding anything contained in this Agreement, the parties acknowledge and agree that there shall be no Minimum Royalty Amounts by Product Category for 2003 or thereafter during the Term of this Agreement. Kmart represents and warrants that the Quarterly Reports delivered to MSO pursuant to the Agreement are true and accurate and that all amounts due MSO with respect thereof have been paid."

10. Schedule V(2) to the Agreement shall be deleted in its entirety and the new Schedule V(2) attached to this Amendment shall be inserted in its place.

11. Paragraph VII of the Agreement shall be deleted in its entirety and the following shall be inserted in its place:

            "VII. Term. This Agreement shall commence on August 1, 2001 and continue in full force and effect until January 31, 2010 (the "Term")."

12. Paragraph VIII(1) shall be deleted and the following language shall be inserted in its place:

            "VIII. Promotional and Marketing Services. (1) If and as may be requested by Kmart from time to time, MSO shall cause Stewart to render her services in a professional manner



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            consistent with the intent of this Agreement and to use her reasonable good faith efforts to participate in the promotion and imaging of the Licensed Products including, without limitation, through television, radio and print advertising, in-store videos, appearances and other media presentations or programs and shall use reasonable and appropriate opportunities, in her reasonable discretion, to promote the Licensed Products and Kmart's sale thereof including, without limitation, interviews, editorials, press conferences, press releases and television appearances. In light of the considerable demands on Stewart's schedule, Kmart and MSO shall cooperate in good faith to schedule the dates, times, places and manner in which Stewart shall fulfill her obligations under this Section as far in advance, and in the most convenient manner, possible. Subject to the final sentence of this Section VIII(1), MSO shall cause Martha Stewart to be available to render services under this Section VIII(1) consistent with past practices under the Prior Agreements, but in no event for more than 25 days annually, inclusive of travel time. Kmart shall pay all costs and expenses in connection with such services including, without limitation, cost of first class air travel (or private plane) and lodging consistent with Kmart's past practices with Stewart under the Prior Agreements as of the date hereof. Any significant expenses anticipated by MSO in excess of those generally borne by Kmart pursuant to past practice under the Prior Agreements shall be first submitted to Kmart for approval. No failure by MSO to comply with the terms of this provision by reason of the death, disability, incapacity, or other circumstances beyond the reasonable control of Martha Stewart (including, without limitation, the prosecution and resolution of any civil or criminal claims involving Ms. Stewart) shall be considered a breach of this Agreement."

13. In Line 13 of Paragraph VIII(2) following the sentence ending "expenditures during 2001", the following shall be inserted:

            "Notwithstanding the foregoing, beginning on January 1, 2004 and continuing for the remainder of the Term the Annual MSE Ad Spend shall be equal to at least the lesser of: (i) [ * * * ] of Kmart Corporation's aggregate advertising expenditures during such year, and (ii) [ * * * ] of the prior year's Earned Royalty, but in no event shall such amount be less than [ * * * ] of Kmart Corporation's aggregate advertising expenditures during such year. [
            * * * ]

14. In Line 14 of Paragraph VIII(2), the sentence beginning "Kmart and MSO agree" shall be deleted.

15. The period at the end of Paragraph VIII(2) shall be changed to a semi-colon and the following proviso shall be added:

            "provided that beginning on February 1, 2004 through the end of the Term this amount shall be fixed at [ * * * ] (net of all third party advertising commissions) per year, but in no event shall Kmart be obligated to make any advertising expenditures that represent more than [ * * * ] of aggregate annual advertising pages in any particular MSO publication and [ * * * ] of aggregate annual television advertising spots in any particular MSO produced or sponsored programming."

16. In Line 3 of Paragraph XIII, the following language shall be added after the phrase "reasonable commercial efforts":

            "to market, sell and promote Licensed Products in all Product Categories licensed hereunder and"

17. Schedule XIV and Paragraph XIV of the Agreement shall be deleted in their entirety and the following shall be inserted in place of Paragraph XIV:

            "MSO and Kmart shall meet to strategize for materially increasing Sales and profitability in all Product Categories specified in this Agreement. To that end, MSO and Kmart shall meet at least annually to so strategize and otherwise develop programs and plans to materially increase Sales and profitability."

18.   The following language shall be added at the end of Paragraph XX:

            "MSO shall continue to dedicate senior level and design support personnel in connection with the Licensed Products, materially consistent with past practices (including, without limitation, with respect to the overall expertise of such personnel); provided, however, that the failure to dedicate any particular employee shall not be a breach of this Agreement."

19. In the event that either party, is required by applicable law, regulations or legal processes (including, without limitation, any disclosures of Information which are required to be made by applicable securities laws in connection with any financing activities of either party or standard disclosure requirements under the Securities and Exchange Act of 1934, as amended), then the party required to make such disclosure shall give prior notification to the other party and the parties shall agree upon any redactions to the Amendment to be filed or otherwise disclosed, and, at the other party's request, shall request that the relevant legal or regulatory authority, or major stock exchange, as applicable, treat as confidential any Information of either Party and/or any of the terms or conditions of this Amendment included in any such disclosure. Notwithstanding the foregoing, the final content of any such disclosure shall be determined by MSO as may be necessary to comply with its obligations under applicable laws and regulations. In addition, MSO and Kmart shall mutually agree upon the press release or other publicity materials issued with respect to the terms or conditions of this Amendment.

20. The parties have agreed to execute a release in a separate agreement concurrently with this Amendment.

21. Except as expressly set forth in this Amendment, the Agreement shall remain in full force and effect and shall not be deemed modified or changed in any other manner whatsoever.

                                     MSO IP HOLDINGS, INC.

                                     By: /s/ Sharon Patrick
                                         ----------------------------------

                                     Name:  Sharon Patrick

                                     Title: President and CEO

                                     KMART CORPORATION

                                     By: /s/ Julian C. Day
                                         ----------------------------------

                                     Name: Julian C. Day

                                     Title: President and CEO

Dated:
as of April 22, 2004

                                  SCHEDULE I(e)

Rugs:
Area Rugs
Scatter Rugs
Novelty Rugs

Ready-To-Assemble Furniture:
RTA Home Office Furniture
RTA Entertainment Centers
RTA Kitchen Furniture
RTA Bedroom Furniture
RTA Occasional Furniture

Bath Fixtures:
Bathroom Cabinets
Bathroom Shelving
Bathroom Mirrors
Bathroom Storage
Wall Mounted Towel Bars
Wall Mounted Soap Holders
Wall Mounted Toothbrush Holders
Wall Mounted Cup Holders

                                   SCHEDULE IV

                                  Royalty Rates

Time Period                              Royalty Rate as a Percentage of Sales
-----------                              -------------------------------------
8/01 - 1/02                                          [ * * * ]

2/02 - 1/03                                          [ * * * ]

2/03 - 1/04                                          [ * * * ]

2/04 - 1/05                                          [ * * * ]

2/05 - 1/06                                          [ * * * ]

2/06 - 1/07                                          [ * * * ]

2/07 - 1/08                                          [ * * * ]

2/08 - 1/09                                          [ * * * ]

2/09 - 1/10                                          [ * * * ]

                                  SCHEDULE V(2)

                             Minimum Royalty Amounts

1/31/02                                                 $15.3 million

1/31/03                                                 $40.4 million

1/31/04                                                 $47.5 million

1/31/05                                                 $49.0 million

1/31/06                                                 $54.0 million

1/31/07                                                 $59.0 million

1/31/08                                                 $65.0 million

1/31/09                            The greater of (i) $20 million or (ii) 50% of the
                                   Earned Royalty for the year ending 1/31/08.

1/31/10                            The greater of (i) $15 million or (ii) 50% of the
                                   Earned Royalty for the year ending 1/31/09.